Exhibit 8.1

List of Subsidiaries

	Country of incorporation	Percentage of voting interest at December 31, 2008
Afinco Américas Madeira, SGPS, Soc. Unipessoal Ltda.	Portugal	100%
Banco Fiat S.A.	Brazil	99.99%
Banco Itaú Argentina S.A. (1)	Argentina	100%
Banco Itaú BBA S.A. (2)	Brazil	99.99%
Banco Itaú Chile S.A. (3)	Chile	99.99%
Banco Itaú Europa Luxembourg S.A. (4)	Luxembourg	99.98%
Banco Itaú Europa S.A. (4)	Portugal	99.99%
Banco Itaú Uruguay S.A. (3)	Uruguay	100%
Banco ItauBank S.A. (5)	Brazil	100%
Banco Itaucard S.A.	Brazil	99.99%
Banco Itaucred Financiamentos S.A.	Brazil	99.99%
Banco Itauleasing S.A.	Brazil	100%
Cia Itaú de Capitalização	Brazil	99.99%
FAI - Financeira Americanas Itaú S.A. Crédito, Financiamento e Investimento	Brazil	50.00%
Fiat Administradora de Consórcios Ltda.	Brazil	99.99%
Financeira Itaú CBD S.A. Crédito, Financiamento e Investimento	Brazil	50.00%
Itaú Administradora de Consórcios Ltda.	Brazil	99.99%
Itaú Bank, Ltd.	Cayman Islands	100%
Itaú Corretora de Valores S.A.	Brazil	99.99%
Itaú Seguros S.A.	Brazil	100%
Itaú Unibanco S.A. (6)	Brazil	98.67%
Itaú Vida e Previdência S.A.	Brazil	99.99%
Itaubank Leasing S.A. Arrendamento Mercantil	Brazil	99.99%
Itaúsa Export S.A. (4)	Brazil	100%
Oca Casa Financiera S.A. (3)	Uruguay	100%
Orbitall Serviços e Processamento de Informações Comerciais S.A.	Brazil	99.99%

(1) New denomination of Banco Itaú Buen Ayre S.A..

(2) The interest changed as compared to December 31, 2007 and 2006 from 74.49% to 99.99%, as result of the purchase from HE Participações S.A. on December 2008 of 50% of the voting capital of Itaú-BBA Participações S.A., which held 51% of voting capital and 25.50% of total capital of Itaú BBA S.A. (See Note 3.c)

(3) Consolidated since its acquisition in April 2007.

(4) On November 2008 Itaú Unibanco acquired from Itaúsa, its then controlling stockholders, a controlling interest in Itaúsa Export S.A. and its subsidiaries. As further described in Note 3.b the transaction has been accounted for as a transaction between entities under common control resulting in Itaúsa Export S.A. and its subsidiaries being combined in these financial statements since January 1, 2006.

(5) Consolidated since its acquisition on August 30, 2006.

(6) New denomination of Banco Itaú S.A. As further described in Note 3.b shares of Itaú Unibanco S.A. were issued to Itaúsa on November 2008 as part of the purchase price for acquisition of a controlling interest in Itaúsa Export S.A. and its subsidiaries. As result, voting interest of Itaú Unibanco in Itaú Unibanco S.A. that was previously of 100% was reduced to 98.67%.